As filed with the Securities and Exchange Commission on July 21, 2016

Registration No. 333-205727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AVANGRID, INC.

(Exact name of registrant as specified in its charter)

New York	14-1798693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

157 Church Street, New Haven, Connecticut	06506
(Address principal executive offices)	(Zip Code)

Avangrid, Inc. Omnibus Incentive Plan

(Full title of the plan)

R. Scott Mahoney, Esq.

Senior Vice President - General Counsel, Secretary and Chief Compliance Officer

Durham Hall, 52 Farm View Drive, New Gloucester, Maine 04260

(207) 688-6363

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.01 par value per share	2,500,000 shares	$44.78	$111,937,500.00	$11,272.11

(1)	Consists of shares of common stock, par value $0.01 per share, of Avangrid, Inc. (the “Corporation”) available for issuance pursuant to Avangrid, Inc. Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock as may become issuable under the Plan by reason of stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that results in an increase in the number of the Corporation’s outstanding shares of common stock.
(2)	Estimated solely for purposes of calculation of the registration fee, based upon the average of the high and low price of the Corporation’s common stock as reported on the New York Stock Exchange on July 20, 2016, pursuant to Rules 457(c) and Rule 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to participants in Avangrid, Inc. Omnibus Incentive Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Avangrid, Inc. (the “Corporation”) will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Corporation pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on April 1, 2016;

(b)	the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 12, 2016;

(c)	the Corporation’s current reports on Form 8-K filed with the Commission on February 22, 2016, February 24, 2016, April 6, 2016, April 22, 2016, April 26, 2016, May 4, 2016, May 19, 2016, June 21, 2016 and July 19, 2016 and on Form 8-K/A filed with the Commission on January 8, 2016 and July 19, 2016 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement);

(d)	the Corporation’s Proxy Statement on Schedule 14A filed with the Commission on April 26, 2016; and

(e)	the description of the Corporation’s shares of common stock contained in the Corporation’s registration statement on Form 8-A (File No. 001-37660) filed with the Commission on December 15, 2015.

In addition to the foregoing, all documents filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) (except for any portions of such documents that are “furnished”, as opposed to “filed”, for purposes of the Exchange Act), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722 of the NYBCL provides that a corporation may, except for shareholder derivative suits, indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, if the director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action that is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for the portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL provides, in general, that any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to Section 724 of the NYBCL, any indemnification under the NYBCL may be made only if indemnification is authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or, if the quorum so directs or is unavailable, (i) the board of directors upon the written opinion of independent legal counsel or (ii) the shareholders.

The certificate of incorporation the Corporation and by-laws of the Corporation provide that the Corporation will indemnify and hold harmless directors and officers to the fullest extent authorized by the NYBCL.

The Corporation maintains policies insuring its officers and directors against certain liabilities and expenses, including liabilities under the Securities Act.

The Corporation has also entered into indemnification agreements with certain of its directors and officers and anticipates that it will enter into similar agreements with future directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by the NYBCL with respect to indemnification.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the exhibit index at the end of this Registration Statement are included in this Registration Statement.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Gloucester, State of Maine, on the 21st day of July, 2016.

AVANGRID, INC.

By:	/s/ James P. Torgerson
Name:	James P. Torgerson
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names. Each person whose signature appears below hereby authorizes each of James P. Torgerson, Richard J. Nicholas and R. Scott Mahoney, each with full power of substitution, to execute in the name and on behalf of such person any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the registrant deems appropriate, and appoints each of James P. Torgerson, Richard J. Nicholas and R. Scott Mahoney, each with full power of substitution, attorney-in-fact to sign any amendment (including any post-effective amendment) to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

	Name	Title	Date

By:	/s/ James P. Torgerson	Director and Chief Executive Officer	July 21, 2016
	James P. Torgerson	(Principal Executive Officer)

By:	/s/ Richard J. Nicholas	Chief Financial Officer	July 21, 2016
	Richard J. Nicholas	(Principal Financial Officer)

By:	/s/ Daniel Alcain	Controller	July 21, 2016
	Daniel Alcain	(Principal Accounting Officer)

By:	/s/ Igancio Sánchez Galán	Chairman of the Board	July 21, 2016
Igancio Sánchez Galán

By:	/s/ John E. Baldacci	Director	July 21, 2016
John E. Baldacci

By:	/s/ Pedro Azagra Blázquez	Director	July 21, 2016
Pedro Azagra Blázquez

By:	/s/ Arnold L. Chase	Director	July 21, 2016
Arnold L. Chase

By:	/s/ Alfredo Elías Ayub	Director	July 21, 2016
Alfredo Elías Ayub

By:	/s/ Carol Lynn Folt	Director	July 21, 2016
Carol Lynn Folt

By:	/s/ Felipe de Jesús Calderón Hinojosa	Director	July 21, 2016
Felipe de Jesús Calderón Hinojosa

By:	/s/ John L. Lahey	Director	July 21, 2016
John L. Lahey

By:	/s/ Santiago Martinez Garrido	Director	July 21, 2016
Santiago Martinez Garrido

By:	/s/ Juan Carlos Rebollo Liceaga	Director	July 21, 2016
Juan Carlos Rebollo Liceaga

By:	/s/ José Sainz Armada	Director	July 21, 2016
José Sainz Armada

By:	/s/ Alan D. Solomont	Director	July 21, 2016
Alan D. Solomont

By:	/s/ Elizabeth Timm	Director	July 21, 2016
Elizabeth Timm

Exhibit Number	Exhibit

5.1	Opinion of R. Scott Mahoney, Esq.

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of PricewaterhouseCoopers, LLP.

23.3	Consent of PricewaterhouseCoopers, LLP.

23.4	Consent of R. Scott Mahoney, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

99.1	AVANGRID, Inc. Omnibus Incentive Plan (incorporated by reference to Annex A of the Corporation’s Proxy Statement on Schedule 14A as filed on April 26, 2016).